July 8,1997

PRIVATE AND CONFIDENTIAL

Mr. Edward D. Miller
7 Sunset Lane
Garden City, New York   11530

Dear Ed:

On behalf of the Boards of Directors of The Equitable Companies Incorporated and The Equitable Life Assurance Society of the United States, I am delighted to extend this offer to succeed me as President and Chief Executive Officer with your election to take place at our board meetings on July 17, 1997. You would also be elected to the boards at that meeting.

Your base salary as President and Chief Executive Officer for the remainder of 1997, 1998 and 1999 will be at a level of $800,000 per annum payable in approximately equal periodic installments. We will also pay you a sign on bonus of $1,500,000, of which $500,000 will be paid to you upon joining the Company and the balance of $1,000,000 will be paid in February 1998. In addition, for services in 1998 we will pay you a bonus of $2,700,000 in February 1999. You will receive your base salary and bonus payments for the years 1997, 1998 and 1999, provided that before the receipt of any payment your employment has not been terminated by reason of death, disability or voluntary resignation, or for Cause. As used in this paragraph, "Cause" means (i) your willful failure (other than due to physical or mental illness) to perform substantially your duties as an employee after reasonable notice to you of such failure, (ii) your engaging in serious misconduct that is injurious to the Company or any of its affiliates,
(iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) your breach of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates. In the event of your termination of employment by reason of death or disability, a pro rata amount of your bonus payments will be paid based on the portion of the period covered by the bonus for which you remained in active service.

In addition, you will also be a participant in our Short-Term Incentive Compensation Plan for Senior Officers. The amounts of your sign on and additional bonuses will be taken into account in determining the amounts to be paid to you under the Short-Term Incentive Compensation Plan for 1997 and 1998.

You will also participate in The Equitable Companies 1997 Stock Incentive Plan (the "Stock Plan") and you will receive a grant of 300,000 stock options as soon as possible after joining the Company and an additional 100,000 options in both September 1998 and September 1999. These options will have a ten year term and will vest over a three year period at the rate of one-third each year. If your employment is terminated by the Company other than for Cause as defined in
Section 2.1(f) of the Stock Plan, the options granted prior to termination will fully vest and may be exercised at any time prior to the earlier of the expiration of the term of the options or within five years following termination of employment. In becoming an employee of the Company, you will not thereby be entering into a written covenant or agreement not to compete with the Company or any of its affiliates for purposes of the application of Section 2.1(f)(iv) of the Stock Plan.

In addition you will participate in our long-term incentive program which is under review at this time. We expect the program to provide for an annual benefit which is targeted at 80% of base salary to be paid in a combination of performance shares and options. In lieu of participating in a long-term incentive program prior to 1998, you will receive a cash payment of $250,000 in early 1998.

You will also be included in all benefit plans for senior officers of the Company, including those providing health, retirement, disability and life insurance benefits. We will also make available to you a car and driver as well as secretarial support of your choice allowing you to carry out your business in an efficient manner.

Ed, I believe this covers the important points that we have previously discussed. The Boards and I are enthusiastic over the prospect of your becoming our new Chief Executive Officer. We look forward to your favorable response as soon as possible. If you are in agreement with the above terms and conditions would you kindly sign the letter and return it to my attention.

Sincerely,


/s/Joseph J. Melone
-------------------
Joseph  J. Melone
President and Chief Executive Officer

ACCEPTED:


/s/Edward D. Miller
-------------------
Edward D. Miller